EX-4.T
                       PROMISSORY NOTE DATED MAY 15, 1997




                                 PROMISSORY NOTE




$60,000,000 U.S. Dollars                                          May 15, 1997




1.    COVENANT TO PAY.

      1.1 FOR VALUE RECEIVED, Laidlaw Environmental Services, Inc., a Delaware corporation ("Borrower"), hereby promises to pay to the order of WESTINGHOUSE ELECTRIC CORPORATION, a Pennsylvania corporation, its successors and assigns ("WEC"), the principal sum of Sixty Million U.S. Dollars ($60,000,000), or so much thereof as may be outstanding hereunder, together with interest on the principal balance from time to time outstanding, from the date hereof, at the fluctuating rate of the six month London Interbank Offered Rates ("6-Month LIBOR") as determined on the First day of Such Interest Period appearing on Bloomberg Page "LIBOR06 (Index) HP" two Business Days prior to the beginning of such Interest Period ("Contract Rate"). In the event that such rate does not appear on such Bloomberg Page, 6-Month LIBOR shall be determined by reference to such other publicly available service for displaying 6-Month LIBOR as may be agreed upon by WEC and the Borrower.

      1.2. All interest accruing hereunder shall be computed by the "exact method," that is, by multiplying the Contract Rate by the average daily principal balance outstanding divided by 365, multiplied by the actual number of days interest has accrued.

      1.3. From and after maturity hereof, whether by acceleration or otherwise, this Note shall bear interest at a rate per annum equal to the Contract Rate plus five percent (5%), but not to exceed the highest rate permitted by law (the "Default Rate").

      1.4 Borrower agrees to pay at the execution of this Note the accrued interest from the last scheduled interest pay date until the execution of this Note due under i) the 7.75% Senior Unsecured Debentures of Rollins Environmental Services, Inc. and ii) the 7.25% Convertible Subordinated Debentures of Rollins Environmental Services, Inc. both currently held by WEC.

2.    PAYMENT.

      2.1. The principal balance of this Note, together with all accrued and unpaid interest hereunder, and all unpaid late charges (if any), shall be due and payable on May 15, 2003. Interest on the outstanding principal balance of this Note computed according to the exact method as set forth above shall be due and payable semi-annually ("Interest Period") on May 30 and November 30 of each year with the first payment being made on November 30, 1997, including the date of payment of this Note in full. All payments hereunder shall be made in lawful money of the United States of America, in immediately available funds, at 11 Stanwix Street, Pittsburgh, Pennsylvania 15222, unless WEC notifies Borrower in writing of a different address to which payments should be made.

      2.2. If any payment required hereunder is not paid within fifteen (15) days after it is due, a late charge of two percent (2%) of the amount of such payment shall be paid by Borrower. All payments made on this Note shall be applied first to any costs and expenses for which Borrower is obligated to reimburse WEC, then to accrued and unpaid late charges, then to accrued and unpaid interest and the remainder to principal.

3.    MANDATORY PAYMENTS.

      Borrower shall pay to WEC $10,000,000 as a principal reduction on both the fourth and fifth anniversary dates of this Note. Such payments shall be in U.S. Dollars in immediately available funds.

4.    INTEREST LIMITATION.

      In no contingency or event whatsoever, whether by acceleration of maturity of the debt evidenced hereby or otherwise, shall the amount paid or agreed to be paid to WEC for the use, forbearance or detention of the money advanced or to be advanced hereunder exceed the highest lawful rate permissible under the laws of the Commonwealth of Pennsylvania or the United States of America as applicable to Borrower. If, from any circumstances whatsoever, fulfillment of any provision hereof or of any other agreement evidencing or securing the debt, at the time performance of such provisions shall be due, shall involve the payment of interest in excess of that authorized by law, the obligation to be fulfilled shall be reduced to the limit so authorized by law, and if from any circumstances, WEC shall ever receive as interest an amount which would exceed the highest lawful rate applicable to Borrower, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the debt evidenced hereby and not to the payment of interest. All sums paid to WEC for the use, forbearance or detention of the money advanced or to be advanced hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of this Note, so that the rate of interest on account of this Note is uniform throughout the term hereof.

5.    DEFAULT AND REMEDIES.

      If Borrower fails to make any payment under this Note when due, then the indebtedness evidenced by this Note, together with all other obligations of Borrower to WEC, shall, at WEC's sole option, become immediately due and payable without notice or demand of any kind. Upon the occurrence of any such event, WEC may, in addition, exercise any and all rights and remedies available under applicable law, all such rights and remedies being cumulative and not exclusive of each other, and such rights and remedies may be exercised concurrently or consecutively at WEC's sole option.

      5.1 Borrower shall be in default under this Note upon the occurrence of the following events ("Event of Default"):

          a) Borrower fails to make any payment under this Note when due;

          b) Laidlaw, Inc. fails to maintain an investment grade rating by both Standard & Poors, Inc. and Moody's Institutional Services, Inc.

          c) Borrower and Laidlaw fail to cause the return, release and cancellation of the Closure LOC and the Bond LOC as provided in the Second Amendment to the Stock Purchase Agreement of even date herewith;

          d) Borrower, or Laidlaw Chem-Waste, Inc., or Laidlaw Environmental Services (Canada) Ltd., is in default under any credit agreement entered into in connection with or contemporaneously with the acquisition transaction between Rollins Environmental Services Inc. and Laidlaw, Inc. and any of its affiliates and any refinancing of such debt;

          e) a default under any one or more indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness of the Borrower, Laidlaw Chem-Waste, Inc., Laidlaw Environmental Services (Canada) Ltd., or Laidlaw, Inc., (including this Note) having an aggregate principal amount outstanding of at least Cdn. $10,000,000 whether such indebtedness now exists or shall hereafter be created, which default (i) shall constitute a failure to make any payment of principal at maturity or (ii) shall have resulted in the acceleration of such indebtedness so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable or (iii) shall have resulted in the enforcement of any security for such indebtedness; provided, however, that if such default under such indentures or instruments shall be remedied or cured by the Borrower, Laidlaw Chem-Waste, Inc., Laidlaw Environmental Services (Canada) Ltd., or Laidlaw, Inc. or waived by the holders of such indebtedness, then the Event of Default thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of WEC;

          f) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect to the Borrower, Laidlaw Chem-Waste, Inc., Laidlaw Environmental Services (Canada) Ltd., or Laidlaw, Inc. in an involuntary case or proceeding under any applicable United States Federal, State or Canadian Federal or Provincial bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Borrower, Laidlaw Chem-Waste, Inc., Laidlaw Environmental Services (Canada) Ltd., or Laidlaw, Inc. a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement (other than an arrangement pursuant to Section 192 of the Canada Business Corporations Act or any successor provision to such section or similar provision of any other statute which does not compromise the claims of creditors), adjustment or composition of or in respect of the Borrower, Laidlaw Chem-Waste, Inc., Laidlaw Environmental Services (Canada) Ltd., or Laidlaw, Inc. under any applicable United States Federal, State or Canadian Federal or Provincial law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower, Laidlaw Chem-Waste, Inc., Laidlaw Environmental Services (Canada) Ltd., or Laidlaw, Inc. or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

      g) the commencement by the Borrower, Laidlaw Chem-Waste, Inc., Laidlaw Environmental Services (Canada) Ltd., or Laidlaw, Inc. of a voluntary case or proceeding under any applicable United States Federal, State or Canadian Federal or Provincial bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or in the consent by any of them to the entry of a decree or order for relief in respect of the Borrower, Laidlaw Chem-Waste, Inc., Laidlaw Environmental Services (Canada) Ltd., or Laidlaw, Inc. in an involuntary case or proceeding under any applicable United States Federal, State or Canadian Federal or Provincial bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by any of them of a petition or answer to consent seeking reorganization or relief under any applicable United States Federal, State or Canadian Federal or Provincial law, or the consent by any of them to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower, Laidlaw Chem-Waste, Inc., Laidlaw Environmental Services (Canada) Ltd., or Laidlaw, Inc. or of any substantial part of the property of any of them, or the making by any of them of an assignment for the benefit of creditors, or the admission by any of them in writing or its inability to pay its debts generally as they become due, or the taking of corporate action by any of them in furtherance of any such action.

6.    PRIORITY AND SUBORDINATION

      6.1 Borrower covenants and agrees that this Note is prior in time, right and payment to any indebtedness of Borrower to Laidlaw, Inc. and any affiliated entities. Borrower further covenants and agrees not to make any payment under any indebtedness owed to Laidlaw, Inc. or its affiliates; provided however, Borrower may i) make payments of interest on the acquisition indebtedness owed to Laidlaw, Inc., in connection with the purchase agreement between Rollins Environmental Services, Inc., and Laidlaw, Inc.; and ii) make payments to Laidlaw, Inc., and its subsidiaries in connection with the providing of administrative services to Borrower, such payments to be at fair market rates similar to or below the rates Laidlaw, Inc., provides to its other subsidiaries. Borrower agrees not to make any payment of principal on such acquisition financing until WEC is paid in full under this Note.

      6.2 WEC agrees that this Note is subordinate in right, time and payment to the initial acquisition financing incurred by Borrower in the original principal amount of $650,000,000.


7.    MISCELLANEOUS.

      7.1. If WEC institutes legal proceedings to enforce this Note, Borrower agrees to pay to WEC in addition to any indebtedness due and unpaid, all costs and expenses of such proceeding, including attorney fees and expenses.

      7.2. WEC shall not by any act of omission or commission be deemed to waive any of its rights, privileges or remedies hereunder or under the Loan Documents, unless such waiver be in writing and signed by an authorized officer of WEC and then only to the extent specifically set forth therein; a waiver on one occasion shall not be construed as continuing or as a bar to or waiver of such right, privilege or remedy on any other occasion.

      7.3. Borrower hereby waives presentment for payment, demand, notice of nonpayment of this Note, protest and notice of protest, trial by jury in any litigation arising out of, relating to, or connected with this Note or any instrument given as security herefor, and consents that WEC may extend the time of payment of any part or the whole of the debt evidenced by this Note at any time at the request of any other person liable for said debt.

      7.4. Borrower shall remain liable for the payment of this Note, including interest, notwithstanding any extension or extensions of time of payment, or any indulgence of any kind or nature that WEC may grant or permit.

      7.5. If this Note is signed by more than one person, firm, corporation or combination thereof, all of the obligations herein contained shall be joint and several obligations of each signer hereof. The liability of each such signer shall be absolute and unconditional and without regard to the liability of any other party hereto.

      7.6. This Note is given and accepted as evidence of indebtedness only, and not in payment or satisfaction of any indebtedness or obligation.

      7.7. All questions with respect to the construction of this Note and the rights and liabilities of the parties shall be determined in accordance with the applicable provisions of the internal laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of law.

      7.8 Time is of the essence with respect to all of Borrower's obligations and agreements evidenced by this Note.

      7.9 This Note and all the provisions, conditions, promises and covenants hereof shall be binding upon the Borrower, its successors and assigns, provided that Borrower shall not assign its obligations under this Note without the express written consent of WEC.

      7.10 The invalidity or unenforceability of any provision of this Note shall not affect the other provisions hereof.

      7.11 The captions used herein are for convenience only and are not intended as limiting or defining the provisions hereof.

      7.12 In any action brought with respect to this Note, the holder hereof need not produce or file the original of this Note, but only need produce or file a photocopy of this Note, certified by the holder to be a true and correct copy of this Note.

      7.13 WEC's books and records with respect to all matters relating to advances and payments, interest and late charges, if any, under this Note, shall, in the absence of manifest error, be conclusively presumed to be accurate.

      IN WITNESS WHEREOF, Borrower has duly executed and delivered this Note on the date first above written.


                             LAIDLAW ENVIRONMENTAL SERVICES, INC.
                             a Delaware corporation

                             By:  /s/ Paul R. Humphreys
                                ----------------------------
                             Its: Sen. VP and CFO
                                 ---------------------------

                                                                      EXHIBIT A


THIS EXHIBIT A IS ATTACHED TO AND MADE A PART OF THE PROMISSORY NOTE, DATED MAY [ ] 15, 1997, MADE BY LAIDLAW ENVIRONMENTAL SERVICES, INC. TO WESTINGHOUSE ELECTRIC CORPORATION (THE "NOTE").


      I. For the purposes of Section 6.2 of the Note, "subordinate and junior in right of payment" shall mean:

            (i) In the event that any or all amounts owing under the Senior Obligations have become, or have been declared to be, due and payable and have not been paid in accordance with their terms (except in circumstances when the succeeding paragraph (ii) shall be applicable), then and in any such event, any payment or distribution of any kind or character, whether in cash, property or securities, which, but for the subordination provisions contained herein, would otherwise be payable or deliverable to the holder of this Note upon or in respect of the Subordinated Obligations shall instead be paid over or delivered to the Senior Creditor Representative for the benefit of the Senior Creditors, and the holder of the Note shall not in any such event receive any such payment or distribution or any benefit therefrom unless and until the Senior Obligations shall have been fully paid and satisfied.

            (ii) In the event of any liquidation or other winding-up of the Borrower or in the event of any receivership, insolvency, reorganization or bankruptcy proceedings, assignment for the benefit of creditors or any proceeding by or against the Borrower for any relief under any bankruptcy, reorganization or insolvency law or laws, Federal or state, or any law, Federal or state, relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension of indebtedness, then, and in any such even, all Senior Obligations shall first be paid in full before any payment or distribution is made in respect of the Subordinated Obligations, and any payment or distribution of any kind or character, whether in cash, property or securities, which but for the subordination provisions contained herein, would otherwise by payable or deliverable to the Subordinated Creditor upon or in respect of the Subordinated Obligations, shall instead be paid over or delivered to the Senior Creditor Representative for the benefit of the Senior Creditors, and or distribution or any benefit therefrom unless and until the Senior Obligations shall have been fully paid and satisfied.

            (iii) If any payment, distribution or security, or the proceeds of any thereof, is collected or received by the Subordinated Creditor in respect of the Subordinated

      Obligations, and such collection or receipt is prohibited by paragraph (i) or (ii) above, the Subordinated Creditor will forthwith turn over the same to the Senior Creditor Representative for the benefit of the Lenders, in each case in the form received (except for endorsement or the assignment of the Subordinated Creditor when necessary) and, until so turned over, the same shall be held in trust by the Subordinated Creditor as the property of the Senior Creditors. Notwithstanding the above or anything else contained in this Exhibit A, so long as no event [ ] described in paragraph (i) or (ii) above has occurred, the Borrower shall make, and the Subordinated Creditor shall be entitled to receive and keep, without regard to these subordination provisions, [ ] all interest payments and principal payments [ ] when due under the Note in accordance with the terms thereof, and nothing herein shall require the disgorgement of any such payments. In addition, the payment on the date of issuance of the Note to Subordinated Creditor of the accrued interest due on the Rollins Debentures is a permitted payment.


      II. Subject to the payment in full of all Senior Obligations, the Subordinated Creditor shall be subrogated to the rights of the holder(s) of the Senior Obligations (to the extent of payments or distributions previously made to such holders pursuant to the provisions of Section I above) to receive any and all payments or distributions [ ] made respect of the Senior [ ] Obligations until all amounts owing on the Subordinated Obligations shall be paid in full. No payments or distributions applicable to Senior Obligations which the Subordinated Creditor receives by reason of being subrogated to the rights of the holders of Senior Obligations pursuant to the provisions of this Section II shall, as among the Borrower, its creditors other than the holder(s) of Senior Obligations and the Subordinated Creditor, be deemed to be a payment by the Borrower, to or for the account of the Subordinated Obligations; and for the purposes of such subrogation, no payments or distributions to the holders of the Senior Obligations of any cash, property or securities to which the Subordinated Creditor would be entitled to except for these subordination provisions, and no payment over pursuant to these subordination provisions to the holders of Senior Obligations by the Subordinated Creditor shall, as between the Borrower and its creditors other than the holders of Senior Obligations and the Subordinated Obligations, be deemed to be a payment by the Borrower to or for the account of the Senior Obligations, it being understood that these subordination provisions are intended solely for the purpose of defining the relative rights of the Subordinated Creditor, on the one hand, and the Senior Creditors, on the other hand, and nothing contained in this Section or elsewhere in these subordination provisions is intended to or shall impair, as between the Borrower and its creditors other than the Senior Creditors and the Subordinated Creditor, the obligation of the Borrower, which is absolute and unconditional, to pay to the Subordinated Creditor, subject to the rights of the Senior Creditors, the amounts due and owing under the Subordinated Obligations as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Subordinated Creditor and creditors of the Borrower, other than the Senior Creditor.

      III. By acceptance of the Note the Subordinated Creditor consents that, without the necessity of any reservation of rights against the Subordinated Creditor, and without notice to or further assent by the Subordinated Creditor,
(a) any demand for payment of any Senior Obligation may be rescinded in whole or in part, and any Senior Obligation may be continued, and the Senior Obligations, or the liability of the Borrower or any other party upon or for any part thereof, or any collateral security or guaranty therefor, or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released and (b) the Credit Agreement, the other Load Documents referred to therein, and any other document or instrument evidencing or governing the term of any other Senior Obligations or any other collateral security documents or guaranties or documents in connection with the Credit Agreement or the Senior Obligations may be amended, modified, supplemented or terminated, in whole or in part, as the Senior Creditor may deem advisable from time to time, and any collateral security at any time held by the Senior Creditor for the payment of any of the Senior Obligations may be sold, exchanged, waived, surrendered or released, in each case, all without notice to or further assent by the Subordinated Creditor, which will remain bound under these subordination provisions, and all without impairing, abridging, releasing or affecting the subordination provided for herein, notwithstanding any such renewal, extension, modification, acceleration, compromise, amendment, supplement, termination, sale, exchange, waiver, surrender or release. By acceptance of the Note the Subordinated Creditor waives any and all notice of the creation, modification, renewal, extension or accrual of any of the Senior Obligations and notice of or proof of reliance by the Senior Creditors upon these subordination provisions, and the Senior Obligations and any of them shall conclusively be deemed to have been created, contracted or incurred in reliance upon these subordination provisions, and all dealings between the Borrower, on the one hand, and the Senior Creditors, on the other, shall be deemed to have been consummated in reliance upon these subordination provisions. By acceptance of the Note the Subordinated Creditor acknowledges and agrees that in entering into the Credit Agreement and in making funds available thereunder the Senior Creditors have relied upon these subordination provisions.

      IV. Notwithstanding anything in this Exhibit A to the contrary, these subordination provisions do not in any way restrict or prohibit Subordinated Creditor's rights under that certain Guaranty Agreement in favor of the Subordinated Creditor executed by Laidlaw, Inc. The Senior Creditor has no rights in any of the monies which may be paid by Laidlaw, Inc. to the Subordinated Creditor under that Guaranty, regardless of the source of such monies, and the Subordinated Creditor is not prohibited from enforcing its rights under the Guaranty notwithstanding this subordination. Such enforcement and the receipt of any monies as a result thereof are not subject to this subordination.

      V. As used in this Exhibit A, (i) terms defined in the Note are used herein with the meanings given such terms in the Note, (ii) the expressions "prior payment in full," "payment in full," "paid in full," "fully paid and satisfied" and any other similar terms or phrases when used with respect to the Senior Obligations shall mean the indefeasible payment in full in cash, in immediately available funds, of all of the Senior Obligations and (iii) the following terms have the following meanings:

      "Credit Agreement": the Credit Agreement, dated as of May 9, 1997, among Laidlaw Chem-Waste, Inc., Laidlaw Environmental Services (Canada) Ltd., Toronto Dominion (Texas) Inc., as General Administrative Agent, and the Lenders and other parties thereto.

      "Senior Creditors": the holders from time to time of the Senior
      Obligations.

      "Senior Creditor Representative": Toronto Dominion (Texas) Inc., as General Administrative Agent under the Credit Agreement, and any successor in such capacity.

      "Senior Obligations": all indebtedness, obligations and liabilities of the Borrower or any of its subsidiaries under or in connection with the Credit Agreement, now existing or hereafter incurred, including all obligations of the Borrower as guarantor under the Guarantee and Collateral Agreement referred to in such Credit Agreement, in each case as any such agreement may be amended, extended, supplemented, restated, refinanced or otherwise modified from time to time.

      "Subordinated Creditor": WEC and any other holder from time to time of the Subordinated Obligations.

      "Subordinated Obligations": all indebtedness, obligations and liabilities of the Borrower under or in connection with the Note, now existing or hereafter incurred, as the Note may be amended, extended, supplemented, restated, refinanced or otherwise modified from time to time.